                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                       Date of Report: December 16, 1998
               Date of earliest event reported: February 13, 1998
                       --------------------------------



                           BRADLEY REAL ESTATE, INC.
            (Exact name of Registrant as specified in its charter)



          MARYLAND                1-10328               04-6034603
(State or other jurisdiction    (Commission          (I.R.S. Employer
      of incorporation)         File Number)        Identification No.)



                40 SKOKIE BOULEVARD, NORTHBROOK, ILLINOIS 60062
             (Address of principal executive offices and zip code)


              Registrant's telephone number, including area code:
                                (847) 272-9800

Item 5.     Other Events.
            ------------

     Bradley Real Estate, Inc. (the "Company" or "Bradley") files this Form 8-K report that contains pro forma financial statements as of September 30, 1998 and the nine months then ended and for the year ended December 31, 1997. Financial statements consistent with Regulation S-X, Rule 3-14 were previously filed on Form 8-K for properties accounting for over 50% of the aggregate acquisition costs of a series of properties acquired during the period January 1, 1998 through December 14, 1998 (the "Completed Acquisitions") or whose acquisition the Company considers probable (the "Pending Acquisitions" and, together with the Completed Acquistions, the "Acquisition Properties").

     The Acquisition Properties do not include properties which Bradley acquired August 6, 1998 pursuant to the Agreement and Plan of Merger dated May 30, 1998 between Bradley and Mid-America Realty Investments, Inc. (the "Mid-America Merger").

     During the period January 1 through December 14, 1998, the Company acquired 21 shopping centers and two outlots adjacent to one of Bradley's existing centers at an aggregate cost of approximately $198.9 million. In addition, as of December 15, 1998, the Company had entered into a contract for the purchase of an additional Pending Acquisition for an estimated acquisition price of approximately $3.9 million which management believes will close. No one property or group of properties comprising the Acquisition Properties was or will be in itself significant, but in the aggregate the costs exceed 10% of the total assets of the Company and its subsidiaries consolidated at December 31, 1997. The Completed Acquisitions have been funded, and management currently expects that the Pending Acquisition will be funded, with borrowings under the Company's bank line of credit, through the assumption of existing mortgage indebtedness, and the issuance of Limited Partnership Units in Bradley Operating Limited Partnership (the "Operating Partnership") to contributors of properties acquired. The Company is the sole general partner and the owner of approximately 94% of the economic interests in the Operating Partnership. No assurance can be given that the Pending Acquisition will be consummated or that the terms of the transaction or proposed method of financing may not change materially from that described herein.

     The dates, shopping centers acquired and the approximate acquisition cost for the respective Acquisition Properties are as follows:



  Completed Acquisitions
---------------------------

    DATE                         PROPERTY                     APPROXIMATE ACQUISITION COST
February 13, 1998      Kings Plaza, Richmond, IN                       $ 3,671,000
March 5, 1998          Sagamore Park, West Lafayette, IN                 7,769,000
March 13, 1998         Oak Creek Centre, Oak Creek, WI                   4,926,000
March 31, 1998         Midtown Mall, Ashland, KY                         7,441,000
March 31, 1998       * Courtyard Shopping Center, Burton, MI             9,710,000
April 10, 1998       * Redford Plaza, Redford, MI                       20,685,000
May 13, 1998           Butterfield Square, Libertyville, IL             13,008,000
May 13, 1998         * Plainview Village, Louisville, KY                12,100,000
May 13, 1998         * Camelot Shopping Center, Louisville, KY           8,645,000
May 13, 1998           Dixie Plaza, Louisville, KY                       3,676,000
May 28, 1998           Bartonville, Peoria, IL                           1,583,000
May 28, 1998           Sterling Outlots, Peoria, IL                        525,000
June 10, 1998          Garden Plaza, Franklin, WI                        5,346,000
June 23, 1998          Fox River, Burlington, WI                         7,632,000
June 26, 1998          Lincoln Plaza, New Haven, IN                      5,075,000
August 19, 1998        Midtown Plaza, Shawnee, KS                        6,128,000
August 21, 1998      * Ellisville Square, St. Louis, MO                 10,971,000
August 28, 1998        Doubletree Plaza, Winfield, IN                    7,899,000
September 1, 1998    * Clock Tower Plaza, Lima, OH                      14,774,000
September 4, 1998    * Salem Consumer Square, Dayton, OH                27,354,000
November 19, 1998      Maplewood Square, Maplewood, MO                   5,212,000
November 20, 1998      Watts Mill, Kansas City, MO                      14,764,000
                                                                      ------------
                                                                      $198,894,000
                                                                      ============


Pending Acquistion
------------------
                     PROPERTY                     ESTIMATED ACQUISITION COST
          Prospect Plaza, Gladstone, MO               $  3,900,000
                                                      ============

     Properties designated with an asterisk (*) are properties included within the Acquisition Properties for which financial statements were previously filed on Form 8-K. None of the Acquisition Properties was or will be acquired from a related party of the Company or its consolidated subsidiaries. Factors considered by the Company in assessing the acquisition price for each of the Acquisition Properties included its location and tenant mix, including opportunities for retenanting and remodeling consistent with the Company's experience as a shopping center operator; its current net operating income and the prospect for increased income in the short and long range future; capitalization rates for shopping center properties of the type acquired, in the Midwest area of the United States generally and in the locality in which the property is located; current operating costs and the possibility of effecting property-level operating efficiencies as a result of the Company's ownership of a significant number of shopping centers in the Midwest; and the differential between the Company's cost of capital in acquiring the property and the property's current and potential net operating income. After reasonable inquiry, the Company is not aware of any material factors relating to any specific property included within the Acquisition Properties other than those discussed in the preceding sentence that would cause the reported financial information not to be necessarily indicative of future operating results.

     On June 18, 1998, the Company filed a Registration Statement on Form S-4 (Registration No. 333-57123) with the Securities and Exchange Commission relating to the 8.4% Series A Convertible Preferred Stock (the "Series A Preferred Stock") to be issued by the Company upon consummation of the Mid-America Merger (the "Merger Registration Statement"). Reference is made to the Merger Registration Statement for a description of the terms of the Mid-America Merger.

     The pro forma financial statements listed under Item 7 below reflect both
(a) certain transactions of Bradley, as described within such financial statements (the "Prior Bradley Transactions"), other than the Mid-America Merger as well as (b) the Prior Bradley Transactions and the Mid-America Merger.


Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits
           ------------------------------------------------------------------

     The following pro forma financial information accompanies this report:

     (a)   Pro Forma Financial Information - Bradley Real Estate, Inc.

                Pro Forma Condensed Combined Balance Sheet as of September 30, 1998 (unaudited)

                Pro Forma Condensed Combined Statement of Income for the Nine Months Ended September 30, 1998 (unaudited)

                Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions for the Nine Months Ended September 30, 1998 (unaudited)

                Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 1997 (unaudited)

                Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions for the Year Ended December 31, 1997 (unaudited)

     (b)   Exhibits

           None

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     BRADLEY REAL ESTATE, INC.


                                     By: /s/ Thomas P. D'Arcy
                                         ---------------------
Date: December 16, 1998                  Thomas P. D'Arcy
                                         Chairman, President and Chief
                                         Executive Officer

                           BRADLEY REAL ESTATE, INC.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1998
                                  (UNAUDITED)

     From October 1, 1998 through December 14, 1998, Bradley acquired two shopping centers and has entered into a contract to acquire an additional shopping center, which management believes will close. The aggregate cost of these transactions is expected to be approximately $23.9 million. Management currently expects to fund the Pending Acquisition with cash provided by the Company's bank line of credit. Although management deems the Pending Acquisition as probable, there can be no assurance that the acquisition of such property will be consummated, or that the acquisition price will approximate that currently estimated. Further, there can be no assurance that the method of financing will be as currently estimated. The unaudited Pro Forma Condensed Combined Balance Sheet of Bradley is presented as if the acquisitions (including the Pending Acquisition) had been consummated on September 30, 1998. This unaudited Pro Forma Condensed Combined Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of Bradley would have been at September 30, 1998, nor does it purport to represent the future financial position of Bradley. This unaudited Pro Forma Condensed Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by the historical financial statements and the notes thereto of Bradley.


                                                SEPTEMBER 30, 1998    ACQUISITION
                                                    HISTORICAL       ADJUSTMENTS (A)   PRO FORMA
                                                ------------------   ---------------   ---------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
ASSETS
Real estate investments --at cost............         $904,704          $23,876         $928,580
Accumulated depreciation and amortization....          (53,741)              --          (53,741)
                                                      --------          -------         --------
Net real estate investments..................          850,963           23,876          874,839
Real estate investments held for sale........           49,476           49,476
Other assets:
 Cash and cash equivalents...................            3,283               --            3,283
 Rents and other receivables.................           13,349               --           13,349
 Investment in partnership...................           13,260               --           13,260
 Deferred charges, net and other assets......           17,982               --           17,982
                                                      --------          -------         --------
Total assets.................................         $948,313          $23,876         $972,189
                                                      ========          =======         ========

LIABILITIES AND SHARE OWNERS' EQUITY

Mortgage loans...............................           97,640            6,261          103,901
Unsecured notes payable......................          199,527               --          199,527
Line of credit...............................          153,400           16,286          169,686
Accounts payable, accrued expenses and
 other liabilities...........................           32,399               --           32,399
                                                      --------          -------         --------
Total liabilities............................          482,966           22,547          505,513
                                                      --------          -------         --------
Minority interest............................           20,693            1,329           22,022
                                                      --------          -------         --------
Share owners' equity
 Series A preferred stock at par and
   paid in capital...........................           86,882               --           86,882
 Common stock at par and paid in capital.....          346,887               --          346,887
 Retained earnings (distributions in excess
  of accumulated earnings)...................           10,885               --           10,885
                                                      --------          -------         --------

Total share owners' equity...................          444,654               --          444,654
                                                      --------          -------         --------

Total liabilities and share owners' equity...         $948,313          $23,876         $972,189
                                                      ========          =======         ========

EXPLANATORY NOTES

(A) Adjustments represent Acquisition Properties acquired subsequent to September 30, 1998, that have been completed, or that are probable of completion.

                           BRADLEY REAL ESTATE, INC.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

     This unaudited Pro Forma Condensed Combined Statement of Income is presented as if the Mid-America Merger and all the Prior Bradley Transactions (see Note A) had been consummated on January 1, 1997 and with Bradley qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the period January 1, 1997 through September 30, 1998. The Mid-America Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No.
16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of these transactions have been made. The accompanying Pro Forma Condensed Combined Statement of Income has been prepared based on pro forma adjustments to pro forma and historical financial statements of Bradley and historical financial statements of Mid-America Realty Investments, Inc. ("Mid-America").

     This unaudited Pro Forma Condensed Combined Statement of Income is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of Bradley would have been for the period presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Combined Statement of Income should be read in conjunction with, and is qualified in its entirety by the Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions and the respective historical financial statements and the notes thereto of Bradley and Mid-America.


                                                                     NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                        -------------------------------------------------------------
                                                                                                            BRADLEY
                                                                                                           PRO FORMA
                                                             PRIOR                         PRO FORMA      AS ADJUSTED
                                                            BRADLEY                       MID-AMERICA         FOR
                                                           PRO FORMA      MID-AMERICA       MERGER        MID-AMERICA
                                                        TRANSACTIONS(A)   HISTORICAL(B)   ADJUSTMENTS        MERGER
                                                        ---------------   -------------   -----------     -----------
                                                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
Income:
 Rental income......................................    $    95,850     $    13,021          $     --      $   108,871
 Other income.......................................          1,714             399                --            2,113
                                                        -----------     -----------       -----------      -----------
   Total revenue....................................         97,564          13,420                --          110,984
                                                        -----------     -----------       -----------      -----------
Expenses:
 Operations, maintenance and management.............         13,287           2,348                --           15,635
 Real estate taxes..................................         15,751           1,718                --           17,469
 Mortgage and other interest........................         22,774           3,123              (281)(C)       25,616
 General and administrative.........................          5,227           1,118              (789)(D)        5,556
 Provision for merger related expenses..............             --           1,344            (1,344)             --
 Depreciation and amortization......................         18,012           2,893            (1,070)(E)       19,835
                                                        -----------     -----------       -----------      -----------
Total expenses......................................         75,051          12,544            (3,484)          84,111
                                                        -----------     -----------       -----------      -----------
Income before equity in earnings of partnership
 and allocation to minority interest................         22,513             876             3,484           26,873
Equity in earnings of partnership...................            247             539               164(E)           950
Income allocated to minority interest...............         (1,222)             --               (40)          (1,262)
                                                        -----------     -----------       -----------      -----------
Net income..........................................         21,538           1,415             3,608           26,561
Preferred share distributions.......................         (1,096)             --            (4,345)(F)       (5,441)
                                                        -----------     -----------       -----------      -----------
Net income attributable to common share owners......    $    20,442     $     1,415          $   (737)     $    21,120
                                                        ===========     ===========       ===========      ===========
Weighted average number of common shares
  outstanding-basic(G)..............................     23,673,444                                         23,673,444
Basic net income per common share(G)................    $      0.86                                        $      0.89
                                                        ===========                                        ===========

____________________

Notes to Pro Forma Condensed Combined Statement of Income

(A) See page F-6 for the pro forma condensed statement of income giving effect to Prior Bradley Transactions.

(B) Represents historical operating results for Mid-America for the period prior to the Merger.

(C) Represents the net reduction in interest expense for the prepayment of certain Mid-America mortgage indebtedness with Bradley's line of credit at Bradley's current interest rate of 6.75%, combined with the reduction in interest expense to reflect the estimated market interest rate of approximately 7.25%, in accordance with the purchase method of accounting, partially offset by an increase in interest expense for the payment of fees and expenses related to the Mid-America Merger of approximately $4,850,000, at an interest rate of 6.75%, as follows
       (in thousands):

              Elimination of historical interest on mortgages prepaid...........................  $(1,242)
              Interest on Bradley's line of credit used to prepay debt..........................    1,070
              Reduction of Mid-America interest to reflect a market rate........................     (300)
              Interest on Bradley's line of credit for Mid-America Merger fees.and expenses.....      191
                                                                                                  -------
              Pro forma adjustment..............................................................  $  (281)
                                                                                                  =======

(D) Represents general and administrative cost savings which have been estimated based upon historical costs for those items which are expected to be eliminated as a result of the Mid-America Merger, as follows
       (in thousands):

              Salaries and benefits.............................................................  $  (569)
              D&O insurance and director fees...................................................      (99)
              Professional fees.................................................................      (83)
              Other.............................................................................      (38)
                                                                                                  -------
              Pro forma adjustment..............................................................  $  (789)
                                                                                                  =======

(E) Depreciation and amortization changes relate to recording Mid-America's properties at Bradley's purchase price, the related depreciation utilizing an estimated useful life of 39 years and a depreciable basis of approximately $121,850,000, and the elimination of historical amortization of Mid-America deferred assets in accordance with the purchase method of accounting, as follows (in thousands):

              Pro forma depreciation expense ($121,850 over 39 years)...........................  $ 1,823
              Mid-America depreciation and amortization.........................................   (2,893)
                                                                                                  -------
              Pro forma adjustment..............................................................  $(1,070)
                                                                                                  =======

       The pro forma adjustment to the equity in earnings of partnership reflects the adjustment to depreciation and amortization of the partnership resulting from recording the investment in partnership at Bradley's purchase price.

(F) Preferred share distributions are calculated using an annual dividend rate of $2.10 per share for 3,480,210 shares of Series A Preferred Stock pro rated for the period presented.

(G) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:


                                                BRADLEY AS ADJUSTED FOR MID-AMERICA MERGER
                                                  NUMERATOR      DENOMINATOR    PER SHARE
                                                  ---------      -----------    ---------
     Basic EPS:
     Net income attributable to common stock.....  $21,120,000     23,673,444  $      0.89
     Effect of dilutive securities:
     Dilutive options exercised..................           --         48,338
     Conversion of LP Units......................    1,262,000      1,415,517
                                                   -----------     ----------
     Diluted EPS:
     Net income attributable to common stock.....  $22,382,000     25,137,299  $      0.89
                                                   ===========     ==========  ===========

                           BRADLEY REAL ESTATE, INC.

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                     TO REFLECT PRIOR BRADLEY TRANSACTIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)

       During the period from January 1, 1998 through December 14, 1998, Bradley acquired 21 shopping centers and two outlots adjacent to one of Bradley's existing centers at an aggregate cost of approximately $198.9 million (the "Completed Acquisitions"). Consideration paid for such acquisitions included cash (provided primarily from the bank line of credit), the assumption of mortgage indebtedness, and the issuance of Limited Partnership Units in Bradley Operating Limited Partnership (the "Operating Partnership") to contributors of properties acquired. In addition, as of December 15, 1998 the Company had entered into a contract for the purchase of an additional shopping center for an estimated acquisition price of approximately $3.9 million which management believes will close (the "Pending Acquisition" and, together with the Completed Acquisitions, the "Acquisition Properties"). Management currently expects to fund the Pending Acquisition with the bank line of credit. Although management deems such acquisition as probable, there can be no assurance that the acquisition of such property will be consummated, or that the acquisition price will approximate that currently estimated, or that the method of financing such acquisition will be as currently estimated. The Prior Bradley Transactions do not include the Mid-America Merger.

       On January 28, 1998, Bradley, through the Operating Partnership, issued $100 million of 7.2% ten-year unsecured Notes maturing January 15, 2008 (the "January 1998 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.61%. The issue was rated "BBB-" by Standard & Poor's Investment Services and "Baa3" by Moody's Investor's Services. Proceeds from the offering were used to reduce the outstanding borrowings under the line of credit.

       On February 18, 1998, Bradley issued 392,638 shares of common stock to a unit investment trust at a price based upon the then market value of $20.375 per share (the "February 1998 Stock Offering"). Net proceeds from the offering of approximately $7.6 million were contributed to the Operating Partnership and were used to reduce outstanding borrowings under the line of credit.

       On July 31, 1998, Bradley completed the sale of One North State for approximately $84.5 million. The net proceeds of approximately $83 million were used to pay down the line of credit. In addition, in May 1998, Bradley sold Holiday Plaza, a shopping center in Cedar Falls, Iowa, for approximately $1.9 million.

       The unaudited Pro Forma Condensed Statement of Income of Bradley is presented as if the acquisitions (including the Pending Acquisition), the dispositions, the January 1998 Debt Issuance, and the February 1998 Stock Offering, described above, had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through September 30, 1998.

                                                                        ACQUISITION     DISPOSITION       OTHER
                                                          HISTORICAL   PROPERTIES (A)  PROPERTIES(B)   ADJUSTMENTS    PRO FORMA
                                                          -----------  --------------  -------------  --------------  ----------
                                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
 Rental income...................................             92,642          11,649         (8,441)           --        95,850
 Other income....................................              1,693              21             --            --         1,714
                                                         -----------     -----------    -----------   -----------   -----------
  Total revenue..................................             94,335          11,670         (8,441)           --        97,564
                                                         -----------     -----------    -----------   -----------   -----------
Expenses:
 Operations, maintenance and management..........             13,286           1,235         (1,234)           --        13,287
 Real estate taxes...............................             16,441           1,268         (1,958)           --        15,751
 Mortgage and other interest.....................             19,567              --             --         3,207(C)     22,774
 General and administrative......................              5,227              --             --                       5,227
 Depreciation and amortization...................             16,346              --             --         1,666(D)     18,012
                                                         -----------     -----------    -----------   -----------   -----------
  Total expenses.................................             70,867           2,503         (3,192)        4,873        75,051
                                                         -----------     -----------    -----------   -----------   -----------
Income before equity in earnings of partnership
 and net gain on sale of properties..............             23,468           9,167         (5,249)       (4,873)       22,513
Equity in earnings of partnership................                247                                                        247
Net gain on sale of properties...................             29,680              --        (29,680)           --            --
                                                         -----------     -----------    -----------   -----------   -----------
Income before allocation to minority interest....             53,395           9,167        (34,929)       (4,873)       22,760
Income allocated to minority interest............             (2,892)             --             --         1,670        (1,222)
                                                         -----------     -----------    -----------   -----------   -----------
Net income.......................................             50,503           9,167        (34,929)       (3,203)       21,538
Preferred share distributions....................             (1,096)             --             --            --        (1,096)
                                                         -----------     -----------    -----------   -----------   -----------
Net income attributable to common
 share owners....................................        $    49,407     $     9,167    $   (34,929)  $    (3,203)  $    20,442
                                                         ===========     ===========    ===========   ===========   ===========

Weighted average shares outstanding..............         23,597,218                                                 23,673,444
Basic net income per common share(E):............        $      2.09                                                $      0.86
                                                         ===========                                                ===========
Diluted net income per common share(E):..........        $      2.07                                                $      0.86
                                                         ===========                                                ===========

EXPLANATORY NOTES

(A) Increase represents historical operating revenues and expenses of the Acquisition Properties for the period Bradley did not own such properties.

(B) Decrease represents the elimination of historical operating revenues, expenses and net gains on sale of properties sold for the period Bradley owned such properties.

(C) Mortgage and other interest has been increased to reflect the pro forma borrowings for property acquisitions for the period during which Bradley did not own such properties, net of the reduction for the application of net proceeds from the property dispositions and the February 1998 Stock Offering to pay down the line of credit for the period during which Bradley owned such properties, and for the period preceding the stock offering at an interest rate of 6.75%, which was Bradley's approximate borrowing rate at December 15, 1998. Mortgage and other interest has been increased for the January 1998 Debt Issuance for the period preceding the issuance. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $28 (in thousands).

          Increase in interest expense attributable to acquisition activities...................   $ 6,506
          Decrease in interest expense attributable to disposition activities...................    (3,282)
          Decrease in interest expense attributable to the February 1998 Stock Offering.........       (64)
          Net increase in interest expense attributable to the January 1998 Debt Issuance.......        47
                                                                                                   -------
          Pro forma adjustment..................................................................   $ 3,207
                                                                                                   =======

(D) Depreciation and amortization has been increased to give effect to recording the property acquisitions over a depreciable life of 39 years, for the period which Bradley did not own such properties, net of the reduction for properties sold for the period which Bradley owned such properties, as follows (in thousands):

          Increase in depreciation and amortization attributable to acquisition activities......  $  1,772
          Decrease in depreciation and amortization attributable to disposition activities......      (106)
                                                                                                  --------
          Pro forma adjustment..................................................................  $  1,666
                                                                                                  ========

(E) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:


                                               BRADLEY HISTORICAL                     BRADLEY PRO FORMA
                                       NUMERATOR   DENOMINATOR   PER SHARE   NUMERATOR   DENOMINATOR  PER SHARE
                                      -----------  -----------  ----------  -----------  -----------  ---------
Basic EPS:
Net income attributable to
 common stock...................      $49,407,000   23,597,218  $     2.09  $20,442,000   23,673,444  $    0.86

Effect of dilutive securities:
Dilutive options exercised......               --       48,338                       --       48,338
Convertible preferred stock.....        1,096,000      728,756                       --           --
Conversion of LP Units..........        2,892,000    1,398,890                1,222,000    1,415,517
                                      -----------   ----------              -----------  -----------
Diluted EPS:
Net income attributable to
 common stock...................      $53,395,000   25,773,202  $     2.07  $21,664,000   25,137,299  $    0.86
                                      ===========   ==========  ==========  ===========  ===========  =========

                           BRADLEY REAL ESTATE, INC.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

       The unaudited Pro Forma Condensed Combined Statement of Income is presented as if the Mid-America Merger and all the Prior Bradley Transactions (see Note A) had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through December 31, 1997. The Mid-America Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of these transactions have been made. The accompanying Pro Forma Condensed Combined Statement of Income has been prepared based on pro forma adjustments to pro forma and historical financial statements of Bradley and historical financial statements of Mid-America.

       This unaudited Pro Forma Condensed Combined Statement of Income is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of Bradley would have been for the periods presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Combined Statement of Income should be read in conjunction with, and is qualified in its entirety by the Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions and by the respective historical financial statements and the notes thereto of Bradley and Mid-America.

                                                                      YEAR ENDED DECEMBER 31, 1997
                                                 ------------------------------------------------------------------
                                                                                                       BRADLEY
                                                      PRIOR                          PRO FORMA        PRO FORMA
                                                     BRADLEY                        MID-AMERICA    AS ADJUSTED FOR
                                                    PRO FORMA      MID-AMERICA        MERGER         MID-AMERICA
                                                 TRANSACTIONS(A)  HISTORICAL(B)     ADJUSTMENTS         MERGER
                                                 ---------------  --------------  ---------------  ----------------
                                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
 Rental income.................................   $   119,239         $22,478         $    --      $   141,717
 Other income..................................         2,032             787              --            2,819
                                                  -----------     -----------     -----------      -----------
   Total revenue...............................       121,271          23,265              --          144,536
                                                  -----------     -----------     -----------      -----------
Expenses:
 Operations, maintenance and
   management..................................        16,764           4,316              --           21,080
 Real estate taxes.............................        19,430           2,952              --           22,382
 Mortgage and other interest...................        28,850           5,539            (736)(C)       33,653
 General and administrative....................         5,123           1,985          (1,300)(D)        5,808
 Non-recurring stock based
   compensation................................         3,415              --              --            3,415
 Depreciation and amortization.................        21,434           4,981          (1,857)(E)       24,558
                                                  -----------     -----------     -----------      -----------
   Total expenses..............................        95,016          19,773          (3,893)         110,896
                                                  -----------     -----------     -----------      -----------

Income before net gain on sale of properties,
 equity in earnings of partnership and
 minority interest.............................        26,255           3,492           3,893           33,640
Net gain on sale of properties.................            --             130            (130)              --
Equity in earnings of partnership..............            --           1,026             260(E)         1,286
Income allocated to minority
 interest......................................        (1,607)             --             (83)          (1,690)
                                                  -----------     -----------     -----------      -----------
Income from operations.........................        24,648           4,648           3,940           33,236

Preferred share distributions..................            --              --          (7,308)(F)       (7,308)
                                                  -----------     -----------     -----------      -----------

Income from operations attributable to
 common stock..................................   $    24,648         $ 4,648         $(3,368)     $    25,928
                                                  ===========     ===========     ===========      ===========

Weighted average common shares
 outstanding-basic(G)..........................    23,356,620                                       23,356,620

Basic income from operations
 per common share(G)...........................   $      1.06                                      $      1.11
                                                  ===========                                      ===========

____________________

Notes to Pro Forma Condensed Combined Statement of Income

(A) See page F-11 for the pro forma condensed statement of income giving effect to Prior Bradley Transactions.

(B) Represents historical operating results as reported by Mid-America for the year ended December 31, 1997.

(C) Represents the net reduction in interest expense for the prepayment of certain Mid-America mortgage indebtedness with Bradley's line of credit at Bradley's current interest rate of 6.75%, combined with the reduction in interest expense to reflect the estimated market interest rate of approximately 7.25%, in accordance with the purchase method of accounting, partially offset by an increase in interest expense for the payment of fees and expenses related to the Mid-America Merger of approximately $4,850,000, at an interest rate of 6.75%, as follows
       (in thousands):


              Elimination of historical interest on mortgages prepaid...........  $ (2,263)
              Interest on Bradley's line of credit used to prepay debt..........     1,714
              Reduction of Mid-America interest to reflect a market rate........      (514)
              Interest on Bradley's line of credit for Mid-America Merger fees
               and expenses.....................................................       327
                                                                                  --------
              Pro forma adjustment..............................................  $   (736)
                                                                                  ========

(D) Represents general and administrative cost savings which have been estimated based upon historical costs for those items which are expected to be eliminated as a result of the Mid-America Merger, as follows
       (in thousands):


              Salaries and benefits.............................................   $  (906)
              D&O Insurance and director fees...................................      (230)
              Professional fees.................................................      (136)
              Other.............................................................       (28)
                                                                                   -------
              Pro forma adjustment..............................................   $(1,300)
                                                                                   =======


(E) Depreciation and amortization changes relate to recording Mid-America's properties at Bradley's purchase price, and related depreciation utilizing an estimated useful life of 39 years and a depreciable basis of approximately $121,850,000, and the elimination of historical amortization of Mid-America's deferred assets in accordance with the purchase method of accounting, as follows (in thousands):


              Pro forma depreciation expense ($121,850 over 39 years)...........  $  3,124
              Mid-America depreciation and amortization.........................    (4,981)
                                                                                  --------
              Pro forma adjustment..............................................  $ (1,857)
                                                                                  ========

       The pro forma adjustment to the equity in earnings of partnership reflects the adjustment to depreciation and amortization of the partnership resulting from recording the investment in partnership at Bradley's purchase price.

(F) Preferred share distributions are calculated using an annual dividend rate of $2.10 per share for 3,480,210 shares of Series A Preferred Stock.

(G) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:

                                               BRADLEY AS ADJUSTED FOR MID-AMERICA MERGER
                                                 NUMERATOR      DENOMINATOR    PER SHARE
                                               --------------  -------------  -----------
     Basic EPS:
     Income from operations attributable to
       common stock..........................  $   25,928,000     23,356,620   $     1.11

     Effect of dilutive securities:
     Stock options...........................              --         42,451
     Stock-based compensation................              --            315
     Conversion of LP Units..................       1,690,000      1,523,587
                                               --------------    -----------
     Diluted EPS:
     Income from operations attributable to
     common stock............................  $   27,618,000     24,922,973  $      1.11
                                               ==============     ==========  ===========

                           BRADLEY REAL ESTATE, INC.

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                     TO REFLECT PRIOR BRADLEY TRANSACTIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

       During 1997, Bradley acquired 25 shopping centers aggregating over 3.1 million square feet of GLA for an aggregate cost of approximately $189.3 million and from January 1, 1998 through December 14, 1998, has acquired 21 properties and two outlots adjacent to one of Bradley's existing centers aggregating 2.6 million square feet of GLA for an aggregate acquisition price of approximately $198.9 million. Consideration paid for such acquisitions included cash (provided primarily from the bank line of credit), assumption of mortgage indebtedness and the issuance of Units of the Operating Partnership to contributors of properties acquired. During the period from January 1, 1997 through December 14, 1998, Bradley sold six properties for net proceeds of approximately $104.3 million utilizing the net proceeds to pay-down the line of credit. In addition, as of December 15, 1998 the Company had entered into a contract for the purchase of an additional shopping center for an estimated acquisition price of approximately $3.9 million which management believes will close (the "Pending Acquisition" and, together with the Completed Acquisitions, the "Acquisition Properties"). Management currently expects to fund the Pending Acquisition with the bank line of credit. Although management deems such acquisition as probable, there can be no assurance that the acquisition of such property will be consummated, or that the acquisition price will approximate that currently estimated, or that the method of financing such acquisition will be as currently estimated. The Prior Bradley Transactions do not include the Mid-America Merger.

       In December 1997, Bradley entered into a new $200 million unsecured line of credit facility with a syndicate of banks, replacing the previous $150 million unsecured line of credit. The line of credit bears interest at a rate equal to the lowest of (i) the lead bank's base rate, (ii) a spread over LIBOR ranging from 0.70% to 1.25% depending on the credit rating assigned by national credit rating agencies, or (iii) for amounts outstanding up to $100 million, a competitive bid rate solicited from the syndicate of banks. Based on the current credit rating assigned by Standard & Poor's and Moody's, the spread over LIBOR is 1.00%, which represents a reduction in the spread over LIBOR from the previous $150 million line of credit by 0.50%.

       On November 26, 1997, Bradley prepaid a REMIC mortgage note (the "REMIC Prepayment") primarily with the proceeds of an offering of $100 million of 7% unsecured Notes due November 15, 2004 (the "November 1997 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.19%. The issue was rated "BBB-" by Standard & Poor's and "Baa3" by Moody's.

       In December 1997, Bradley issued 1,290,000 shares of common stock pursuant to two separate public offerings (the "December 1997 Stock Offerings"). Net proceeds from the offerings, approximately $24.9 million, were contributed to the Operating Partnership and were used to reduce outstanding borrowings under the line of credit.

       On January 28, 1998, Bradley' through the Operating Partnership issued $100 million, 7.2% ten-year unsecured Notes maturing January 15, 2008 (the "January 1998 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.61%. The issue was rated "BBB-" by Standard & Poor's and "Baa3" by Moody's. Proceeds from the issue were used to reduce the outstanding borrowings under the line of credit.

       On February 18, 1998, Bradley issued 392,638 shares of common stock to a unit investment trust at a price based upon the then market value of $20.375 per share (the "February 1998 Stock Offering"). Net proceeds from the offering of approximately $7.6 million were contributed to the Operating Partnership and were used to reduce outstanding borrowings under the line of credit.

       The unaudited Pro Forma Condensed Statement of Income is presented as if all of the acquisitions (including the Pending Acquisition), the dispositions, the replacement of the previous line of credit with the new line of credit, the REMIC Prepayment, the November 1997 Debt Issuance, the December 1997 Stock Offerings, the January 1998 Debt Issuance, and the February 1998 Stock Offering, described above, had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through December 31, 1997.


                                                               ACQUISITION     DISPOSITION       OTHER
                                                  HISTORICAL   PROPERTIES (A)  PROPERTIES(B)   ADJUSTMENTS     PRO FORMA
                                                 -----------  --------------  -------------  --------------  ------------
                                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
 Rental income.................................       96,115         40,689        (17,565)           --         119,239
 Other income..................................        1,437            589              6            --           2,032
                                                 -----------    -----------    -----------   -----------     -----------
  Total revenue...............................        97,552         41,278        (17,559)           --         121,271
                                                 -----------    -----------    -----------   -----------     -----------
Expenses:
 Operations, maintenance and management.......        14,012          5,608         (2,856)           --          16,764
 Real estate taxes............................        18,398          5,652         (4,620)           --          19,430
 Mortgage and other interest..................        16,562             --             --        12,288(C)       28,850
 General and administrative...................         5,123             --             --                         5,123
 Non-recurring stock-based compensation.......         3,415             --             --            --           3,415
 Depreciation and amortization................        16,606             --             --         4,828(D)       21,434
                                                 -----------    -----------    -----------   -----------     -----------
  Total expenses..............................        74,116         11,260         (7,476)       17,116          95,016
                                                 -----------    -----------    -----------   -----------     -----------

Income before net gain on sale of
 properties and extraordinary item............        23,436         30,018        (10,083)      (17,116)         26,255
Net gain on sale of properties................         7,438             --         (7,438)           --              --
                                                 -----------    -----------    -----------   -----------     -----------
Income before extraordinary item and
 allocation to minority interest..............        30,874         30,018        (17,521)      (17,116)         26,255
Income allocated to minority interest.........        (1,116)            --             --          (491)         (1,607)
                                                 -----------    -----------    -----------   -----------     -----------
Income before extraordinary item..............   $    29,758        $30,018       $(17,521)     $(17,607)    $    24,648
                                                 ===========    ===========    ===========   ===========     ===========

Weighted average shares outstanding
 -- basic (E).................................    21,776,146                                                  23,356,620
Basic income per common share:
 Income before extraordinary item(E):........    $      1.36                                                 $      1.06
                                                 ===========                                                 ===========

EXPLANATORY NOTES

(A) Increase represents historical operating revenues and expenses of the Acquisition Properties, and properties acquired in 1997, for the period Bradley did not own such properties.

(B) Decrease represents the elimination of historical operating revenues, expenses and net gains on sale of properties disposed of during 1997 and 1998 for the period which Bradley owned such properties.

(C) Mortgage and other interest has been increased to reflect the pro forma borrowings for property acquisitions for the period during which Bradley did not own such properties, net of the reduction for the application of net proceeds from the property dispositions and the December 1997 and February 1998 Stock Offerings to pay down the line of credit for the period during which Bradley owned such properties, and for the period preceding the Stock Offerings at an interest rate of 6.75%, which was Bradley's approximate borrowing rate at December 15, 1998. Mortgage and other interest has been increased for the November 1997 and January 1998 Debt Issuances, net of the reduction for the application of net proceeds of such Debt Issuances to pay down the $100 million REMIC Note and the line of credit, respectively, at the applicable effective interest rates. Mortgage and other interest has been decreased by the net reduction in interest expense resulting from the December 1997 pay down of the existing line of credit facility with proceeds from the new line of credit facility. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $47
       (in thousands).

              Increase in interest expense attributable to acquisition activities........  $20,511
              Decrease in interest expense attributable to disposition activities........   (6,559)
              Decrease in interest expense attributable to the Stock Offerings...........   (2,063)
              Net increase in interest expense attributable to the Debt Issuances........      843
              Net decrease in interest expense attributable to the paydown of the existing line of credit facility with proceeds from the new line of
               credit facility...........................................................     (444)
                                                                                           -------
              Pro forma adjustment.......................................................  $12,288
                                                                                           =======

(D) Depreciation and amortization has been increased to give effect to recording the property acquisitions over a depreciable life of 39 years, for the period which Bradley did not own such properties, net of the reduction for properties disposed for the period which Bradley owned such properties, as follows:


              Increase in depreciation and amortization attributable to acquisition activities................................................................  $ 6,221
              Decrease in depreciation and amortization attributable to disposition
               activities................................................................   (1,393)
                                                                                           -------
              Pro forma adjustment.......................................................  $ 4,828
                                                                                           =======

(E) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:


                                                    BRADLEY HISTORICAL                     BRADLEY PRO FORMA
                                            NUMERATOR   DENOMINATOR  PER SHARE    NUMERATOR   DENOMINATOR  PER SHARE
                                           -----------  -----------  ----------  -----------  -----------  ---------
Basic EPS:
Income before extraordinary item..         $29,758,000   21,776,146  $     1.36  $24,648,000   23,356,620      $1.06

Effect of dilutive securities:
Stock options.....................                  --       42,451                       --       42,451
Stock-based compensation..........                  --          315                       --          315
Conversion of LP Units............           1,116,000      799,938                1,607,000    1,523,587
                                           -----------   ----------               ----------  -----------
Diluted EPS:
Income before extraordinary item..         $30,874,000   22,618,850  $     1.36  $26,255,000   24,922,973      $1.05
                                           ===========   ==========  ==========  ===========  ===========  =========